Exhibit 15.1

October 22, 2014

The Board of Directors of AmSurg, Corp.

20 Burton Hills Boulevard, Suite 500

Nashville, Tennessee

We have reviewed, in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information, the unaudited interim financial information of Sunbeam Holdings, L.P. and Subsidiaries for the three- and six-month periods ended June 30, 2014 and 2013, as indicated in our report dated September 2, 2014; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in this Current Report on Form 8-K of AmSurg Corp. dated October 22, 2014, is incorporated by reference in Registration Statement Nos. 333-41961, 333-33576, 333-56950, 333-65748, 333-81880, 333-90156, 333-107637, 333-118095, 333-134948, 333-149976, 333-151262, 333-170531 and 333-197424 on Forms S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida